Exhibit 99.B(d)(44)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Metropolitan West Asset Management LLC

As of February 21, 2007, as amended April 1, 2007

SEI INSTITUTIONAL MANAGED TRUST

Core Fixed Income Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Metropolitan West Asset Management LLC

As of February 21, 2007, as amended April 1, 2007

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Core Fixed Income Fund	x.xx%

Agreed and Accepted:

SEI Investments Management Corporation	Metropolitan West Asset Management LLC

By:	By:
/s/ Sofia A. Rosala	/s/ Scott Dubihansky

Name:	Name:
Sofia A. Rosala	Scott Dubihansky

Title:	Title:
Vice President	CEO